Exhibit 10.1

Amendment to Customer Agreement

This Amendment (this “Amendment”) to the Customer Agreement (the “Agreement”), is dated as of July 1, 2016, between Church & Dwight Co., Inc., with offices at 500 Charles Ewing Blvd., Ewing, New Jersey 08628 (“C&D”) and Neoteric Cosmetics, Inc., with offices at 4880 Havana Street, Suite 400, Denver, Colorado 80239-0019 (“Customer”)  (the “Amendment Effective Date”).

W I T N E S S E T H:

WHEREAS, C&D and/or one or more of its affiliates manufactures and/or markets, sells and distributes various products throughout the world and is interested in having Customer continue to sell and distribute certain of C&D’s products;

WHEREAS, Customer wishes to continue to sell and distribute certain of C&D’s products in certain specified retailer channels in the United States; and

WHEREAS, Customer wishes to commence selling certain other of C&D’s products as specified herein in specified retailer channels in the United States.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein the parties hereby agree as follows:

1.	Renewal of Term. Pursuant to Section 2 of the Agreement, the parties hereby acknowledge that the Agreement is renewed for an additional one (1) year term ending on December 31, 2017.
2.	Amendments. The following provisions of the Agreement are hereby amended.
a.	The first paragraph of Section 1 of the Agreement is hereby amended and restated in its entirety as follows:

1.  APPOINTMENT.  C&D hereby appoints Customer, and Customer hereby accepts such appointment, as C&D’s exclusive customer to distribute the “Products” (as defined below) to the “Authorized Specialty Retailers” (as defined below) for resale in the United States. Customer agrees to notify C&D in advance of contacting any Authorized Specialty Retailer for sale of the Toppik brand of products.  C&D shall not directly distribute Products to any Authorized Specialty Retailer for resale in the United States except through Customer. C&D represents and warrants that the Products may be lawfully sold in the United States.

b.	Section 1(a) of the Agreement is hereby amended to include the Toppik brand of products and is restated in its entirety as follows:

The “Products” shall be certain products of C&D as authorized by C&D, including without limitation the Batiste and Toppik brands of products and such additional products as shall be listed on a “Products and Pricing List” to be delivered by C&D as of the Effective Date and from time to time thereafter pursuant to the terms of this Agreement;

c.Section 2 of the Agreement is hereby amended as follows:

The words and numbers “one hundred and twenty (120) days” shall be replaced with the words and numbers “one hundred and eighty (180) days.”

d.	Exhibit A referenced in Section 4 of the Agreement is hereby is amended by adding the following products to Exhibit A to the Skin and Hair Care Operating Segment:

Prell® Shampoo and Hair Care Products

Denorex® Dandruff Shampoo and Hair and Scalp Care Products

Zincon® Dandruff Shampoo and Hair and Scalp Care Products

e.Section 6(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b) C&D shall supply the Products to Customer in the manner in which C&D supplies the Products to its own accounts (e.g. C&D may supply Products to Customer which may include promotional offers that C&D provides to its own accounts), subject to paragraph 7(c) hereof; provided however, that if Customer reasonably determines that an Authorized Specialty Retailer will not be able to accommodate a promotional offer, Customer shall not be obligated to purchase Products from C&D subject to such promotional offers and C&D shall endeavor to provide substitute Products to Customer that are not subject to such promotional offers.  Customer shall be solely responsible for any and all of the requirements of the Authorized Specialty Retailers including, but not limited to, maintenance and service or packaging of the Products and any modifications to packaging by Customer shall be the sole responsibility of Customer and be in compliance with all laws and requirements of Authorized Specialty Retailers.

f.Section 6(e) of the Agreement is hereby amended and restated in its entirety as follows:

(e) Beginning on October 3, 2016 and on a monthly basis thereafter, Customer will provide C&D with a twelve (12) month rolling order forecast of Customer’s projected demand for such twelve (12) month period (each a "Forecast").  The projected demand for the first three (3) months of each Forecast will set forth the total quantity of Products that Customer will order for delivery, pursuant to a purchase order, during such three (3) month period and will represent a commitment by Customer to purchase and pay for the quantity of Products indicated therein and delivered by C&D (the "Binding Forecast").  The Binding Forecast will specify the quantities for each Product required on a monthly basis.  The remaining nine (9) months of each such Forecast will be a non-binding, good faith estimate of the quantity of Products that Customer expects to order for delivery during such period (the "Estimated Forecast").

g.Section 6(f) shall be added to the Agreement immediately following Section 6(e) as follows:

(f) Beginning on October 1, 2016, Customer shall transition responsibility for sales of Batiste to salon customers and certain other customers to C&D, as reflected on the updated list of Authorized Specialty Retailers to be delivered as of the Amendment Effective Date; provided that all sales to salon customers and certain other customers as reflected on the updated list of Authorized Specialty Retailers to be delivered as of the Amendment Effective Date shall be for the benefit of Customer under the terms of the Agreement as amended through December 31, 2016.

3.	Pricing. As of the Amendment Effective Date, C&D shall deliver an updated Products and Pricing List approved by Customer.
4.	Ratification. Except as specifically amended hereby, the Agreement shall remain in full force and effect, without modification, and is hereby ratified and confirmed.
5.

Amendment.  In the event of a conflict between a provision of the Agreement and this Amendment, the provisions of this Amendment shall control.  Any prior or other agreements or representations between the parties regarding such matters shall be null and void unless expressly set forth in this Amendment.

6.

Counterparts.  This Amendment may be executed and delivered in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.

Entire Agreement.  This Amendment, including the schedules hereto, and the Agreement, which as described herein, shall remain in effect and govern the terms of distribution of Batiste and Toppik products by Customer, contain the entire understanding of the parties with respect to the subject matter of this Amendment and the Agreement and supersede all prior agreements and understandings between the parties hereto with respect to the transactions contemplated by this Amendment and the Agreement. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Amendment and the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized representatives as of the date first written above.

NEOTERIC COSMETICS, INC.CHURCH & DWIGHT CO., INC

By: /s/ Mark GoldsteinBy: /s/ William A. Beschner

Name: Mark GoldsteinName: William A. Beschner

Title: President & CEOTitle: VP Sales Planning & Development